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                                                                    Exhibit 23.6

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement (No. 333-23847) of Renaissance Cosmetics, Inc., relating to $200,000,000 of 11 3/4% Senior Notes due 2004, of our report dated January 17, 1997 on the statement of direct revenues and direct expenses of the Mass Fragrance Business of The Proctor & Gamble Company for the year ended June 30, 1996 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Cincinnati, Ohio
April 29, 1997